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                     April 27, 2023

       Glenn Boehnlein
       Vice President, Chief Financial Officer
       STRYKER CORP
       2825 Airview Boulevard
       Kalamazoo, Michigan 49002

                                                        Re: STRYKER CORP
                                                            Form 10-K for
Fiscal Year December 31, 2022
                                                            Filed February 10,
2023
                                                            File No. 001-13149

       Dear Glenn Boehnlein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services